UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
March 24, 2025
Date of Report (Date of earliest event reported)

N-able, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40297	85-4069861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
30 Corporate Drive
Suite 400
Burlington, Massachusetts 01803
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (781) 328-6490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	NABL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c) Appointment of Principal Officer
On March 24, 2025, the Board of Directors (the “Board”) of N-able, Inc. (the “Company”) appointed Christopher Stagno, age 50, as the Company’s Group Vice President, Chief Accounting Officer (Principal Accounting Officer), effective April 21, 2025. Mr. Stagno will report to Tim O’Brien, the Company's Chief Financial Officer, who previously served as the Company’s Principal Accounting Officer and Principal Financial Officer and will continue to serve as the Company's Principal Financial Officer.
Mr. Stagno most recently served as the Senior Vice President, Chief Accounting Officer of Aspen Technology, Inc., a global software company (“AspenTech”) from 2020 until its acquisition by Emerson Electric Co. in March 2025, and as its Interim Chief Financial Officer from January 2024 through June 2024. Prior to joining AspenTech, he served from 2018 to 2020 as Treasurer at Cognex Corporation, a provider of machine vision products, software and sensors used in automated manufacturing. Before that, he served in various finance roles at Brightcove Inc., a provider of cloud-based services for video, and at Unica, an enterprise marketing software company. Mr. Stagno is a certified public accountant and began his career with PricewaterhouseCoopers LLP.
In connection with Mr. Stagno’s employment, the Company executed an employment offer on March 24, 2025 (the “Offer Letter”), which sets forth the terms of his employment and compensation. Pursuant to the Offer Letter, Mr. Stagno will be entitled to an annual base salary of $315,000 and eligible for an annual target bonus opportunity of 55% of his base salary. Subject to the approval of the Compensation Committee, Mr. Stagno will receive a sign-on award of 25,615 Restricted Stock Units (RSUs) and 25,614 Performance Share Units (PSUs) under the N-able, Inc. 2021 Equity Incentive Plan. The RSUs will vest 25% on May 15, 2026, with the remainder vesting in 6.25% increments quarterly. The number of shares underlying the PSUs that may be earned ranges from 0 to 200% of the target number of PSUs granted, based on the achievement of the performance metric targets for fiscal 2025, with one-third of the shares earned vesting on the date of certification by our Board or the Compensation Committee that the applicable performance measures have been met, and the second and third one-third of the earned shares vesting on February 15, 2027 and February 15, 2028, respectively, subject to continued service through such dates. Mr. Stagno will be eligible to participate in the Company’s benefit programs available to similarly situated officers of the Company.
The Offer Letter provides for certain payments in the event of a termination of Mr. Stagno’s employment without Cause (as defined in the Offer Letter) within 12 months of a Change of Control (as defined in the Offer Letter), including (i) a lump-sum cash severance payment equal to 6 months of his then current base salary; (ii) any earned but unpaid incentive compensation payments; (iii) reimbursement of health care premiums for Mr. Stagno and his dependents for up to 6 months after termination; and (iv) accelerated vesting of his then-outstanding equity awards measured as of the effective date of such Change of Control that would have otherwise vested within 12 months, only to the extent that, at the time of the termination, such equity awards have not otherwise vested subsequent to the Change of Control. The severance benefits described above are subject to Mr. Stagno’s execution of a release of claims against the Company.
There is no arrangement or understanding between Mr. Stagno and any other person pursuant to which he was selected as an officer and there is no family relationship between Mr. Stagno and any other person that would require disclosure under Item 401(d) of Regulation S-K. Additionally, there are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction with Mr. Stagno, in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N-able, Inc.

Dated:	March 28, 2025	By:	/s/ Tim O'Brien

Tim O'Brien
Chief Financial Officer